Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES
FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2006
- Agreement received from U.S. and key European regulatory authorities for design of Phase 3 clinical development programs for Albuferon™ and LymphoStat-B™;
Phase 3 trials to begin by year-end 2006 -
- Balance sheet substantially strengthened; available cash increases to $734 million as of
September 30, 2006, compared with $426 million as of December 31, 2005 -
ROCKVILLE, Maryland — November 8, 2006 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended September 30, 2006.
The net loss for the quarter, in accordance with Generally Accepted Accounting Principles (GAAP), was $60.8 million, or $0.46 per share, including $6.4 million in stock-based compensation expense related to employee stock options ($0.05 per share). This compares with the net loss for the third quarter of 2005 of $54.4 million, or $0.42 per share. In 2005, stock-based compensation expense was not recognized in the net loss.
HGS reported revenues for the third quarter of $6.7 million, which compares with revenues of $5.9 million for the same period of the previous year. Revenues for the quarter included $2.6 million recognized from an upfront payment received from Novartis under an agreement for the co-development and commercialization of Albuferon™, $1.1 million recognized from a payment from GlaxoSmithKline (GSK) under an agreement for the co-development and commercialization of LymphoStat-B™, and a $1.0 million payment recognized from GSK related to the initiation of clinical trials of 649868 (orexin antagonist) for the treatment of sleep disorders.
As of September 30, 2006, cash and investments totaled $794.2 million, of which $734 million is unrestricted and available for operations. This compares to cash and investments totaling $646.2 million, including $220.2 million of restricted investments, as of December 31, 2005.

“We have continued our progress toward commercialization since the end of the second quarter,” said H. Thomas Watkins, President and Chief Executive Officer, Human Genome Sciences. “HGS announced the Phase 3 clinical development programs for both of our lead products, Albuferon for chronic hepatitis C and LymphoStat-B for systemic lupus erythematosus. U.S. and key European regulatory authorities have agreed with the design of each of these Phase 3 programs. We also entered into a definitive agreement with GlaxoSmithKline for the co-development and commercialization of LymphoStat-B™. We expect to initiate Phase 3 trials of Albuferon and LymphoStat-B before the end of 2006, and it is the Company’s goal to manage cash to take these products at least to Phase 3 data without the need to raise additional funds.”
“We have substantially strengthened the HGS balance sheet during the first nine months of 2006,” said Tim Barabe, Senior Vice President and Chief Financial Officer. “The Company’s cash available for operations has grown from $426 million as of year-end 2005, to $734 million as of September 30, 2006. These cash reserves will support our investment in the continued progress of our product pipeline. In addition, through a combination of tight spending control, increased revenues and clinical development cost-sharing, we have substantially reduced our net cash burn from the levels seen in recent years.”
The Company’s net loss for the nine months ended September 30, 2006, in accordance with GAAP, was $184.2 million, or $1.40 per share. This compares with the net loss of $169.9 million, or $1.30 per share, for the same period of the previous year. The 2006 net loss includes $20.3 million, or $0.15 per share, in stock-based compensation expense related to employee stock options, and $16.8 million ($0.13 per share) in primarily non-cash expense related to termination of the Company’s former lease for its headquarters facility. The net loss also includes a gain of $14.8 million ($0.11 per share) in the second quarter of 2006 on the sale of the Company’s long-term investment in Cambridge Antibody Technologies Ltd.
The Company reported revenues of $15.7 million for the nine-month period ended September 30, 2006, which compares to revenues of $9.8 million for the same period of the previous year. Revenues for the nine months included $6.6 million in payments recognized from GSK in connection with the progress of GSK716155 (formerly Albugon™), $3.5 million recognized from the Albuferon agreement with Novartis, $1.1 million recognized from the LymphoStat-B agreement with GSK, and a $1.0 million payment recognized from GSK related to the clinical progress of 649868.
As of September 30, 2006, there were approximately 132.5 million shares of Human Genome Sciences common stock outstanding.
HIGHLIGHTS OF PROGRESS
Albuferon™
In October 2006, HGS announced the Phase 3 clinical development program for Albuferon (albumin-interferon alpha 2b). The Albuferon Phase 3 program will include two randomized, open-label, active-controlled, multi-center non-inferiority Phase 3 trials, ACHIEVE 1 and ACHIEVE 2/3. ACHIEVE 1 will evaluate Albuferon vs. PEGASYS in combination with ribavirin in patients with chronic hepatitis C (HCV) genotype 1. ACHIEVE 2/3 will evaluate Albuferon in combination with ribavirin in patients with HCV genotypes 2 or 3. The total duration of therapy will be 48 weeks for ACHIEVE 1 and 24 weeks for ACHIEVE 2/3, with 24 weeks of follow-up after the treatment phase in each study to document sustained virologic response (SVR), defined as undetectable HCV viral load. U.S. and key European regulatory authorities have agreed with the design of the Phase 3 program and clinical trials, and HGS expects to initiate Phase 3 trials before the end of 2006. Albuferon is being developed by HGS and Novartis under an exclusive worldwide development and commercialization agreement entered into in June 2006.
On October 31, 2006, HGS reported the interim results of two Phase 2 clinical trials of Albuferon. Interim data in treatment-naïve patients continue to suggest that Albuferon could offer efficacy and safety at least comparable to pegylated interferon, with fewer injections and the potential to improve health-related quality of life and daily activity. Interim data in patients who have not responded to previous treatment regimens include the first sustained virologic response (SVR) data to emerge from the Company’s Phase 2 trials. At the final 24-week follow-up point after the end of 48 weeks of treatment, an overall SVR rate of 21% was observed in the 900-mcg and 1200-mcg dose cohorts in these heavily pretreated patients. In addition, at Week 24 in the difficult-to-treat subgroup of genotype 1 hepatitis C patients who are non-responders to previous treatment with the standard-of-care combination of pegylated interferon and ribavirin, the 1800-mcg Albuferon dose cohort showed the highest rate of undetectable HCV viral load (32%, 6/19). These results, along with safety data generally similar to that observed in the lower-dose Albuferon treatment groups, support the evaluation of a regimen in interferon-naïve patients that combines higher doses of Albuferon with administration every four weeks.
LymphoStat-B™
On October 26, 2006, HGS announced that it has received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA), agreeing that the design of the Phase 3 clinical development program for LymphoStat-B (belimumab) in systemic lupus erythematosus (SLE) is suitable to support regulatory approval. The Phase 3 development program for LymphoStat-B will include two double-blind, placebo-controlled, multi-center Phase 3 superiority trials, BLISS-52 and BLISS-76, which will evaluate the efficacy and safety of LymphoStat-B plus standard of care, versus placebo plus standard of care, in the treatment of patients with active SLE. The total duration of the two studies will differ, at 76 weeks (BLISS-76) and 52 weeks (BLISS-52), respectively. Aside from duration, the two studies will have similar protocols. In August 2006, HGS announced that the European Agency for the Evaluation of Medicinal Products (EMEA) has agreed to the major components of the Phase 3 program, including the primary efficacy endpoint, target patient population, and dose selection. The Company also announced a definitive co-development and commercialization agreement with GlaxoSmithKline (GSK) under which HGS will conduct the Phase 3 trials, which are expected to begin by the end of 2006. HGS received a $24 million payment from GSK in the third quarter of 2006, in partial consideration of GSK’s right to co-develop and co-commercialize LymphoStat-B.
HGS-ETR1
In a separate press release today, HGS reported that the interim results of a Phase 1b trial demonstrate that HGS-ETR1 in combination with gemcitabine and cisplatin was well tolerated and could be administered safely and repetitively in patients with advanced solid tumors. Objective responses were observed in a number of patients in the study. These data warrant further study of HGS-ETR1 in combination with chemotherapeutic agents in Phase 2 trials to evaluate its potential for use in the treatment of specific cancers.

In July 2006, HGS initiated dosing of patients in a randomized Phase 2 trial of HGS-ETR1 (mapatumumab) in combination with bortezomib (VELCADE) in advanced multiple myeloma. Phase 2 single-agent clinical studies of HGS-ETR1 yielded objective responses in patients with another B-cell malignancy, non-Hodgkin’s lymphoma. In addition, the results of preclinical studies demonstrate that HGS-ETR1 enhances the tumor-killing activity of bortezomib.
CCR5 mAb
In September 2006, HGS reported the results of a Phase 1 trial of HGS004 (CCR5mAb) in patients who are infected with HIV-1, which causes AIDS. The results show that HGS004 was well tolerated and exhibited antiviral activity in these patients. The data also demonstrate proof of concept for the HGS CCR5 antibody program. The results of laboratory studies suggest that HGS101, an alternate CCR5 mAb candidate, is likely to have 5.5-fold greater potency and a broader range of activity against HIV-1 viral strains. In the coming months, the Company will determine the best path forward for the HGS CCR5 mAb program.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 8:30 AM Eastern time. Investors may listen to the call by dialing 800-967-7135 or 719-457-2626, passcode 4901910, five to ten minutes before the start of the call. A replay of the conference call will be available within a few hours after the conference call. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 4901910. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins in order to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of Human Genome Sciences is to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.
The HGS clinical development pipeline includes drugs to treat hepatitis C, lupus, anthrax disease, cancer, rheumatoid arthritis and HIV/AIDS. The Company’s primary focus is rapid progress toward the commercialization of its two lead compounds, Albuferon™ for hepatitis C, and LymphoStat-B™ for lupus. Both compounds are expected to advance to Phase 3 clinical trials in 2006.
In June 2006, HGS announced that the U.S. Government exercised its option to purchase 20,000 doses of ABthrax™ for the treatment of anthrax disease. Other HGS compounds in clinical development include three TRAIL receptor antibodies for the treatment of hematopoietic and solid malignancies, in addition to an antibody to the CCR5 receptor for the treatment of HIV/AIDS.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals interested in more information about trials involving HGS products are encouraged to inquire via the Contact Us section of the HGS web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.

ABthrax, Albuferon, Albugon, HGS, Human Genome Sciences and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
NON-GAAP PRO FORMA FINANCIAL MEASURES
The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. Government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three months ended				Three months ended
	September 30, 2006				September 30, 2005
	GAAP	Adjustments(a)		Pro Forma	GAAP/Pro Forma(a)
	(dollars in thousands, except share and per share amounts)

Revenue — R&D contracts	$6,679	—		$6,679	$5,882

Costs and expenses:

Research and development	52,261	$(3,807	)(a)	48,454	55,369

General and administrative	13,393	(2,600	)(a)	10,793	8,535

Total costs and expenses	65,654	(6,407)		59,247	63,904

Income (loss) from operations	(58,975)	6,407		(52,568)	(58,022)

Net investment income (expense)	(1,857)	—		(1,857)	3,659

Income (loss) before taxes	(60,832)	6,407		(54,425)	(54,363)

Provision for income taxes	—	—		—	—

Net income (loss) (a) (b) (c)	$(60,832)	$6,407		$(54,425)	$(54,363)

Net income (loss) per share, basic and diluted (a) (b) (c)	$(0.46)	$0.05		$(0.41)	$(0.42)

Weighted average shares outstanding, basic & diluted	131,719,296	131,719,296		131,719,296	130,864,875

	Nine months ended				Nine months ended
	September 30, 2006				September 30, 2005
	GAAP	Adjustments		Pro Forma	GAAP/Pro Forma(a)
	(dollars in thousands, except share and per share amounts)

Revenue — R&D contracts	$15,744	—		$15,744	$9,841

Costs and expenses:

Research and development	160,714	$(12,631	)(a)	148,083	162,642

General and administrative	39,143	(7,665	)(a)	31,478	26,715

Lease termination charge	16,840	(16,840	)(b)	—	—

Total costs and expenses	216,697	(37,136)		179,561	189,357

Income (loss) from operations	(200,953)	37,136		(163,817)	(179,516)

Net investment income	1,965	—		1,965	9,585

Gain on sale of investment	14,759	(14,759	)(c)	—	—

Income (loss) before taxes	(184,229)	22,377		(161,852)	(169,931)

Provision for income taxes	—	—		—	—

Net income (loss) (a) (b) (c)	$(184,229)	$22,377		(161,852)	$(169,931)

Net income (loss) per share, basic and diluted (a) (b) (c)	$(1.40)	$0.17		$(1.23)	$(1.30)

Weighted average shares outstanding, basic & diluted	131,431,797	131,431,797		131,431,797	130,710,996

(a)	Includes stock-based compensation expense associated with the adoption of FAS 123(R) on January 1, 2006 of $6,407 and $20,296 for the three and nine months ended September 30, 2006, respectively. Because no stock-based compensation expense was recorded before 2006, GAAP and Pro Forma results for the three and nine months ended September 30, 2005 are the same.

(b)	Primarily represents a non-cash lease charge in the second quarter of 2006 related to the termination of the Company’s former lease for its headquarters facility.

(c)	Includes the gain on the sale of the long-term investment in Cambridge Antibody Technology Ltd. in the second quarter of 2006.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	September 30, 2006	December 31, 2005
	(dollars in thousands)

Cash, cash equivalents and investments (d)	$794,152	$646,220

Total assets (d)	1,138,286	997,046

Total debt and capital lease, less current portion	751,231	510,000

Total stockholders’ equity	261,363	416,966

(d)	Includes $60,446 and $220,171 in restricted investments at September 30, 2006, and December 31, 2005, respectively.
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